Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aquestive Therapeutics, Inc.:

We consent to the use of our report dated April 2, 2018, with respect to the consolidated balance sheets of MonoSol Rx, LLC and its subsidiary as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, changes in members’ deficit, and cash flows for each of the two-year period ended December 31, 2017, incorporated herein by reference.

/s/ KPMG LLP
New York, New York
July 27, 2018